Exhibit 16.1

October 17, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.    20549-7561

Dear Sirs/Madams:

We have read Item 4 of Gottschalks Inc.'s Form 8-K/A (Amendment No. 1) as filed with the Securities and Exchange Commission on October 17, 2007, and have the following comments:

  We agree with the statements made in paragraphs 1, 3, 4, 5, 6 and 7 of section (a) "Dismissal of independent registered public accounting firm".
  We have no basis on which to agree or disagree with paragraphs 2 or 8 of section (a) "Dismissal of independent registered public accounting firm" or any of the information in section (b) "Engagement of new independent registered public accounting firm".

Yours truly,

/s/ Deloitte & Touche LLP
San Francisco, California